Exhibit (a)(2)

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
LOTSOFF CAPITAL MANAGEMENT EQUITY TRUST

        Pursuant to Section 3810 of the Delaware Statutory Trust Act, this Certificate of Amendment is being executed as of June 1, 2005, for the purpose of amending the Certificate of Trust of Lotsoff Capital Management Equity Trust, a Delaware statutory trust.

        The undersigned hereby certifies as follows:

        1.     The name of the trust prior to any changes effected by this Certificate of Amendment is Lotsoff Capital Management Equity Trust (the “Trust”).

        2.     Paragraph No. 1 of the Certificate of Trust of the Trust, filed with the Office of the Secretary of State of the State of Delaware on August 28, 2003, is hereby amended to read in its entirety as follows:

“1. Name. The name of the statutory trust is Lotsoff Capital Management Investment Trust (the “Trust”).”

        3.     This Certificate of Amendment shall be effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned, being one of the trustees of the Trust, has duly executed this Certificate of Amendment, pursuant to Section 3811 of the Delaware Code, as of the day and year first above written.

/s/ Margaret M. Baer Margaret M. Baer, Trustee